Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated June 22, 2012, by and between Lumber Liquidators Services, LLC (“LLS”) and Seth P. Levy (“Employee”) states as follows:

RECITALS:

WHEREAS, Employee has been employed by LLS and/or its affiliated entities (collectively, “Company”) as Chief Information Officer and Senior Vice President, Information Technology, and;

WHEREAS, the parties to this Agreement desire to resolve the issues arising out of the cessation of Employee’s employment with Company in a mutually satisfactory manner, confidentially, and without resort to litigation.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1. Termination of Employment; Separation Benefits.

A. Employee’s employment will terminate effective June 22, 2012 (the “Termination Date”).

B. In consideration of Employee’s acceptance of this Agreement, Company shall pay to Employee twenty-four (24) weeks of pay at Employee’s regular base rate of pay (the “Separation Pay”). Such weekly payments shall be made after the Termination Date at the time of Company’s regular pay periods, commencing with the first such pay period following seven (7) days after Employee delivers the executed version of the Agreement to the Company.

C. If, after the Termination Date, Employee elects to continue health and dental insurance through COBRA continuation coverage, Company agrees to pay through September 30, 2012, the portion of the premium for such insurance that Company would have paid had Employee maintained such insurance prior to the Termination Date. Employee shall be responsible for paying the remainder of the premium and Employee hereby requests that such amount be deducted by Company from the Separation Pay.

D. Employee hereby agrees that Company will deduct from the Separation Pay all withholding taxes and other payroll deductions that Company is required by law to make from wage payments to employees. Employee hereby agrees that the payments and performances described in this Agreement are all that Employee shall be entitled to receive from Company except for vested qualified retirement benefits, if any, to which Employee may be entitled under Company’s ERISA plans.

E. Employee agrees and acknowledges that he shall have no right or claim to any bonus payment from the Company including, but not limited to, any bonus under the Lumber Liquidators Holdings, Inc. Annual Bonus Plan for Executive Management.

F. Employee acknowledges receipt of a payment of $40,000.00 in December 2011 relating to certain relocation expenses claimed by Employee. Company agrees not to seek reimbursement of such payment from Employee.

2. Consideration. Employee hereby agrees and acknowledges that the benefits set forth in Paragraph 1 of this Agreement are more than Company is required to do under its normal policies and procedures and that they are in addition to anything of value to which Employee already is entitled.

3. Complete Release. Employee hereby knowingly and voluntarily releases and forever discharges Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Employee’s employment with Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Americans with Disabilities Act, the Virginia Human Rights Act, or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by Employee of any claims for wrongful discharge, breach of contract, or any other statutory, common law, tort or contract claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those that Employee may not know about. This release, however, does not include claims that cannot be released as a matter of law.

4. Return of Company Property. Employee shall immediately return to Company all Company property including, but not limited to, computers and phones, in Employee’s possession, care, custody or control.

5. No Future Lawsuits. Employee promises never to file a lawsuit asserting any claims that are released in Paragraph 3. In the event Employee breaches this Paragraph 5, Employee shall pay to Company all of Company’s expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.

6. Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of Company.

7. Confidential Information. Employee covenants and agrees that Employee shall not use, divulge, publish or disclose to any person or organization, confidential information obtained by Employee during the course of Employee’s employment with Company or related to Employee’s cessation of employment (“Confidential Information”). The Confidential Information consists of the following: (A) the existence and terms of this Agreement itself; (B) personal, financial, private or sensitive information concerning Company’s executives, employees, customers and suppliers; (C) information concerning Company’s finances, business practices, long-term and strategic plans and similar matters; (D) information concerning Company’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files; and (E) any other non-public information which, if used, divulged, published or disclosed by Employee, would be reasonably likely to provide a competitive advantage to a competitor or to cause any of Company’s executives or employees embarrassment. Notwithstanding the restrictions contained in this Paragraph 7, Employee shall be permitted to make necessary disclosures to members of Employee’s immediate family or Employee’s attorneys and advisors concerning the terms of this Agreement, provided they agree to be bound by the terms of this promise of confidentiality with Employee to be responsible for their compliance.

8. Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company. Employee further agrees not to apply for any position of employment with Company and agrees that this Agreement shall be sufficient justification for rejecting any such application.

9. Statements Regarding Company and/or Employment. Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging Company, any director of Company, any of Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of Company or the products and services it provides. Employee further agrees not to assert that any current or former employee, agent, director or officer of Company has acted improperly or unlawfully with respect to Employee or any other person regarding employment. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

10. Non-Release of Future Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date that Employee signs this Agreement. The parties agree that the decision to terminate Employee’s employment has been made prior to the execution of this Agreement.

11. Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21-day period as Employee wishes prior to signing.

12. Encouragement to Consult with Attorney. Employee is encouraged to consult with an attorney before signing this Agreement.

13. Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to Jean Matherne, Senior Vice President, Human Resources, 3000 John Deere Road, Toano, Virginia 23168. For this revocation to be effective, written notice must be received by Ms. Matherne no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

14. Litigation Assistance. Employee agrees that, unless compelled by law, Employee shall not, directly or indirectly, assist any person or entity in connection with any potential or actual litigation against Company or any other of the Released Parties described in Paragraph 3 hereof.

15. Execution of Documents. Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

16. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17. Acknowledgment. Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

18. Entire Agreement. This Agreement contains the entire understanding of Employee and the Company concerning Employee’s separation from the Company. All other obligations of the Employee that are contained in other written agreements between Employee and the Company shall survive and remain in full force and effect. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

19. Enforcement. The parties hereto agree that in the event of any breach of this Agreement that monetary damages alone may not adequately compensate the non-breaching party for its losses and therefore it is entitled to injunctive relief. In addition to injunctive relief, the non-breaching party shall be entitled to monetary damages suffered as a result of the breach, costs and attorneys fees incurred in resolving the breach and such other relief as a court may deem appropriate.

20. Successorship. It is the intention of the parties that the provisions hereof are binding upon the parties, their employees, affiliates, agents, heirs, successors and assigns forever.

21. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have freely and voluntarily executed this Agreement in a manner so as to be binding on the dates stated below.

EMPLOYEE

June 22, 2012	/s/ Seth P. Levy
Date	Seth P. Levy

LUMBER LIQUIDATORS SERVICES, LLC

June 22, 2012	By:	/s/ E. Livingston B. Haskell
Date
	Its:	Secretary and General Corporate Counsel

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